Lloyd Howell to Retire as Booz Allen Chief Financial Officer; Chief Strategy Officer Matthew Calderone Appointed to Role McLean, Virginia — September 14, 2022 – Booz Allen Hamilton (NYSE: BAH) announced today that Chief Financial Officer Lloyd W. Howell, Jr. will be retiring December 31, 2022, and Matthew A. Calderone, who currently serves as the firm's Chief Strategy Officer, will succeed him as CFO effective October 1, 2022. Howell will continue in his role of Executive Vice President to assist with the transition in the coming months. “Lloyd has made tremendous contributions to Booz Allen during his 34 year-tenure, culminating most recently in his role as CFO,” said Horacio Rozanski, Booz Allen’s President and Chief Executive Officer. “Lloyd has helped to guide Booz Allen through a period of tremendous growth and transformation that delivered significant growth in shareholder value and strong returns. He has helped build a world-class financial team and contributed to making Booz Allen the industry growth leader we are today. He leaves our firm well-positioned to scale and grow even faster in the future.” “It has been a tremendous honor to work alongside this talented team during my tenure at Booz Allen as we transformed the company into a world-class leader and established a foundation for long-term, sustainable growth and expansion,” said Howell. “The transition to Matt will be seamless, as he has a deep familiarity with our financial structure and operations and is highly respected across the organization. I look forward to my next chapter, and to watching Booz Allen capitalize on this momentum and continue to drive shareholder value for decades to come.” Calderone began his Booz Allen career in 2000 as a management consultant serving both commercial and government classified clients. He worked closely with Rozanski in the design and execution of Booz Allen’s Vision 2020 strategy, which transformed the firm into a technology-first industry growth leader. Calderone joined the finance organization as head of Forecasting, Planning and Analysis (FP&A), where he was responsible for Booz Allen’s financial strategy and transformation of the finance function. Since 2014, Calderone has built and led Booz Allen’s Corporate Development team, which under his leadership has executed more than $1.4B in M&A transactions and nearly a dozen equity investments, divestitures, and joint ventures. He became Booz Allen’s Chief Strategy Officer in 2020 and has led a portfolio of strategic projects including the conception and design of VoLT (Velocity, Leadership, Technology), Booz Allen’s long-term growth strategy. Through these experiences, Calderone brings tremendous breadth and depth of understanding in the firm’s markets, financial model, and strategy. “As CFO, Matt will guide Booz Allen to continue our track record of delivering outstanding shareholder value and will work closely with me, and other leaders, to execute our VoLT growth strategy. He brings the institutional and market leadership experience and insights required to accelerate into our next era,” Rozanski said. “I am excited to work closely with Matt over the coming years as we build the Booz Allen of the future.” Calderone holds a Bachelor of Arts in Economics from the University of Maryland and a Master of Business Administration from Yale School of Management. About Booz Allen Hamilton For more than 100 years, military, government, and business leaders have turned to Booz Allen Hamilton to solve their most complex problems. As a consulting firm with experts in analytics, digital solutions, engineering, and cyber, we help organizations transform. We are a key partner on some of the most innovative programs for governments worldwide and trusted by its most sensitive agencies. We work shoulder-to-shoulder with clients, using a mission-first approach to choose the right strategy and technology to help them realize their vision. With global headquarters in McLean, Virginia, our firm employs nearly 29,300 people globally as of June 30, 2022, and had revenue of $8.4 billion for the 12 months ended March 31, 2022. To learn more, visit www.boozallen.com. (NYSE: BAH) Contacts Jessica Klenk, Booz Allen Media Relations, klenk_jessica@bah.com Nathan P. Rutledge, Booz Allen Investor Relations, rutledge_nathan@bah.com